Exhibit 99.1

Coach Reports Third Quarter Earnings of $0.62, Up 23% on a 14% Sales Increase

Increases Quarterly Dividend by 50%

NEW YORK--(BUSINESS WIRE)--April 26, 2011--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced sales of $951 million for its third fiscal quarter ended April 2, 2011, compared with $831 million reported in the same period of the prior year, an increase of 14%. Net income for the quarter totaled $186 million, with earnings per diluted share of $0.62. This compared to net income of $158 million and earnings per diluted share of $0.50 in the prior year’s third quarter, increases of 18% and 23%, respectively.

The company also announced that its Board of Directors has voted to increase its cash dividend by 50%, raising it to an annual rate of $0.90 per share starting with the dividend to be paid to stockholders in July 2011.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re extremely pleased with the strong sales and earnings gains we achieved, marking a continuation of the robust trends we have experienced for well over a year now. Our performance - led by another quarter of excellent North American comparable store sales – demonstrated the brand’s vibrancy across channels and geographies. Further, the announcement today of a 50% increase in our dividend reflects our financial strength and our confidence in Coach’s business outlook.”

“Naturally, we are deeply saddened by the recent tragedy in Japan but were relieved to learn within days of the earthquake and tsunami that all of our Coach colleagues were safe. As one would expect, the immediate impact to our Japanese business was significant, with improvement more recently. We’re hopeful that business conditions will continue to steadily improve over the next few months.”

For the third fiscal quarter, operating income on a non-GAAP basis totaled $280 million, up 12% from the $249 million reported in the comparable year ago period, while the operating margin was 29.4% versus 30.0% reported in the prior year. During the quarter, gross profit increased 12% to $692 million from $616 million a year ago. Gross margin remained strong on a year-over-year basis at 72.8%. SG&A expenses as a percentage of net sales on a non-GAAP basis improved to 43.4%, compared to the 44.1% reported in the year-ago quarter. On a GAAP basis, operating income for the quarter was $254 million with a 26.7% margin and the SG&A expense ratio was 46.1%.

During the third quarter, the company recorded certain items. They included a favorable settlement of a multi-year tax return examination, which resulted in a substantially lower tax rate of 26.5%, and which decreased Coach’s provision for taxes by $16 million. In addition, the company made contributions of $21 million to the Coach Foundation, and $5 million to the Japanese Red Cross, respectively. Together these contributions totaled nearly $26 million pre-tax, impacting SG&A expenses by that amount, and precisely offsetting the benefit of the tax settlement to net income and earnings per share.

Separately, the company estimates that events in Japan impacted sales by approximately $20 million and earnings per share by about two and a half cents during March and the quarter. In addition, given current conditions and projections, the company expects an impact in the full fourth quarter, ending July 2, 2011 of about $20 million or 2% to total Coach sales and about two to three cents to earnings per share.

The company also announced that during the third fiscal quarter, it repurchased and retired 3.53 million shares of its common stock at an average cost of $54.51 per share, spending a total of $192 million. At the end of the period, approximately $1.3 billion remained under the company’s previous repurchase authorization.

For the nine months ended April 2, 2011, net sales were $3.127 billion, up 18% from the $2.657 billion reported in the first nine months of fiscal 2010. Net income totaled $678 million, up 26% from the $539 million reported a year ago, while earnings per share rose 32% to $2.24 from $1.69.

Third fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales increased 15% to $832 million from $726 million last year. North American comparable store sales for the quarter rose 10.3%. In Japan, sales declined 9% on a constant-currency basis, while dollar sales were essentially the same as last year, boosted by a stronger yen. China sales remained robust, as POS sales continued to comp at a double-digit rate.
  Indirect sales increased 14% to $119 million in the third quarter from the $105 million reported in the prior year. This gain reflected significant growth in shipments into U.S. department stores and international wholesale.

During the third quarter of fiscal 2011, the company closed three retail stores and opened five factory stores in North America, bringing the total to 344 retail stores and 134 factory stores – including 8 Men’s factory stores - as of April 2, 2011. In Japan, Coach opened four locations and closed one, taking the total to 174 at the end of the quarter. Of these locations, seven were still closed due to damage at quarter end, and four are not expected to reopen during this fiscal year. In China, four new locations were opened during the quarter while one was closed, bringing the total to 55.

Mr. Frankfort continued, “We were very pleased with the continued strength of our North American direct-to-consumer businesses during the quarter, as total revenues increased by 16% and comparable store sales rose by 10%. We saw continued improvement in productivity in our retail stores, while our factory business remained remarkably strong, with both businesses posting similar increases. The most significant comp driver of our retail businesses this quarter was again conversion, reflecting the appeal of our products and the strength of the Coach brand.”

“We were also pleased with the success we’re experiencing in our Men’s business, a key global initiative for Coach. Specifically, we are achieving excellent results in all retail stores which carry a broader men’s assortment, as well as our dedicated men’s shops in Japan and our New York City concept store. We’re looking forward to opening two more men’s retail stores in the U.S. over the next few months. We’re also delighted with the success of our dedicated Men’s factory stores."

“Clearly Coach’s proposition of innovation, relevance and value continues to resonate with the recovering domestic consumer, while the brand is also gaining global recognition in newer geographies. In China, which represents our largest geographic opportunity, our sales are growing rapidly against a strong market backdrop.”

“Our results continue to underscore our confidence in our ability to generate double-digit sales and earnings gains during our planning horizon. We will capitalize on the significant growth opportunities available to us both domestically and internationally, through maximizing productivity in existing stores and expanding our distribution, as we develop our increasingly global brand,” Mr. Frankfort concluded.

Coach will host a conference call to review third fiscal quarter results at 8:30 a.m. (EDT) today, April 26, 2011. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 2, 2011 and March 27, 2010
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	April 2, 2011					March 27, 2010
	GAAP Basis	Tax	Japan	Charitable	Non-GAAP Basis
	(As Reported)	Adjustment	Donation	Contribution	(Excluding Items)	As Reported(1)

Net sales	$950,706	$-	$-	$-	$950,706	$830,669

Cost of sales	259,051	-	-	-	259,051	215,094

Gross profit	691,655	-	-	-	691,655	615,575

Selling, general and
administrative expenses	437,818	-	4,809	20,869	412,140	366,453

Operating income	253,837	-	(4,809)	(20,869)	279,515	249,122

Interest income, net	292	-	-	-	292	2,026

Other expense	(1,134)	-	-	-	(1,134)	-

Income before provision for income taxes	252,995	-	(4,809)	(20,869)	278,673	251,148

Provision for income taxes	66,980	(15,517)	(2,022)	(8,139)	92,658	93,512

Net income	$186,015	$15,517	$(2,787)	$(12,730)	$186,015	$157,636

Net income per share

Basic	$0.63	$0.05	$(0.01)	$(0.04)	$0.63	$0.51

Diluted	$0.62	$0.05	$(0.01)	$(0.04)	$0.62	$0.50

Shares used in computing
net income per share

Basic	294,841	294,841	294,841	294,841	294,841	309,249

Diluted	301,620	301,620	301,620	301,620	301,620	313,960
(1)

Amounts presented differ from amounts previously reported due to change in income statement classification. On July 4, 2010, the Company changed its income statement classification for interest and penalties recognized for uncertain tax positions, codified within the Accounting Standards Codification Topic 740, from interest income, net to the provision for income taxes.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months Ended April 2, 2011 and March 27, 2010
(in thousands, except per share data)
(unaudited)

	NINE MONTHS ENDED
	April 2, 2011					March 27, 2010
	GAAP Basis	Tax	Japan	Charitable	Non-GAAP Basis
	(As Reported)	Adjustment	Donation	Contribution	(Excluding Items)	As Reported(1)

Net sales	$3,126,832	$-	$-	$-	$3,126,832	$2,657,111

Cost of sales	843,830	-	-	-	843,830	720,419

Gross profit	2,283,002	-	-	-	2,283,002	1,936,692

Selling, general and
administrative expenses	1,290,170	-	4,809	20,869	1,264,492	1,083,486

Operating income	992,832	-	(4,809)	(20,869)	1,018,510	853,206

Interest income, net	770	-	-	-	770	5,765

Other expense	(3,068)	-	-	-	(3,068)	-

Income before provision for income taxes	990,534	-	(4,809)	(20,869)	1,016,212	858,971

Provision for income taxes	312,215	(15,517)	(2,022)	(8,139)	337,893	319,558

Net income	$678,319	$15,517	$(2,787)	$(12,730)	$678,319	$539,413

Net income per share

Basic	$2.29	$0.05	$(0.01)	$(0.04)	$2.29	$1.71

Diluted	$2.24	$0.05	$(0.01)	$(0.04)	$2.24	$1.69

Shares used in computing
net income per share

Basic	296,200	296,200	296,200	296,200	296,200	314,734

Diluted	302,589	302,589	302,589	302,589	302,589	318,555
(1)

Amounts presented differ from amounts previously reported due to change in income statement classification. On July 4, 2010, the Company changed its income statement classification for interest and penalties recognized for uncertain tax positions, codified within the Accounting Standards Codification Topic 740, from interest income, net to the provision for income taxes.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At April 2, 2011, July 3, 2010 and March 27, 2010
(in thousands)
(unaudited)

	April 2,	July 3,	March 27,
	2011	2010	2010
ASSETS

Cash, cash equivalents and short term investments	$886,159	$696,398	$907,656
Receivables	131,731	109,068	118,147
Inventories	391,442	363,285	306,673
Other current assets	153,070	133,890	177,608

Total current assets	1,562,402	1,302,641	1,510,084

Property and equipment, net	552,842	548,474	544,365
Other noncurrent assets	606,621	616,000	587,538

Total assets	$2,721,865	$2,467,115	$2,641,987

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$92,632	$105,569	$111,194
Accrued liabilities	456,606	422,725	439,304
Current portion of long-term debt	791	742	742

Total current liabilities	550,029	529,036	551,240

Long-term debt	23,454	24,159	24,245
Other liabilities	405,724	408,627	403,109

Stockholders' equity	1,742,658	1,505,293	1,663,393

Total liabilities and stockholders' equity	$2,721,865	$2,467,115	$2,641,987

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications